THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
January 1, 1996 to September 30, 1997
(unaudited)

                                                    Capital   Unrealized
                                                    in Excess   Gains
                                          Common    of Stated (Losses) o  Retained    Treasury
                                           Stock      Value   Investment  Earnings     Shares      Total

Balance January 1, 1996                 $1,829,000 $4,986,000   $72,000 $24,230,000 ($1,619,000) 29,498,000
Net income 9 months ended 9/30/97            ---        ---        ---    1,404,000       ---     1,404,000
Shares of common stock issued in
  connection with restricted stock grants,
  and exercise of stock options              ---       35,000      ---       50,000     120,000     205,000
Purchase of treasury shares                  ---        ---        ---        ---      (237,000)   (237,000)
Cash dividends paid                          ---        ---        ---     (409,000)      ---      (409,000)
Unrealized losses on short-term
 investments, net of deferred
 income taxes                                ---        ---     (87,000)      ---        ---        (87,000)
 Equity in other capital changes of First
 Indiana Corp., net of income taxes          ---        ---       ---        (4,000)     ---         (4,000)

Balance, September 30, 1996              1,829,000  5,021,000   (15,000) 25,271,000  (1,736,000) 30,370,000


Net income 9/1/96 to 12/31/96                ---        ---        ---      635,000       ---       635,000
Shares of common stock issued in
 connection with restricted grants,
 & exercise of stock options                 ---      160,000     ---        14,000       ---       174,000
Unrealized gains on short-term
 investments, net of deferred
 income taxes                                ---        ---      15,000       ---         ---        15,000
Equity in other capital changes of
 First Indiana Corporation, net of
 deferred income taxes                       ---        ---        ---       42,000       ---        42,000

Balance December 31, 1996                1,829,000  5,181,000     ---    25,962,000  (1,736,000) 31,236,000


Net income 9 months ended 9/30/97            ---        ---        ---    1,686,000       ---     1,686,000
Shares of common stock issued in
 connection with restricted grants,
 & exercise of stock options                 ---       18,000      ---       41,000     234,000     293,000
Purchase of treasury shares                  ---        ---        ---        ---      (449,000)   (449,000)
Cash dividends paid                          ---        ---        ---     (462,000)      ---      (462,000)
Unrealized gains on short-term
 investments, net of deferred
 income taxes                                ---        ---      (7,000)      ---         ---        (7,000)
Equity in other capital changes of First
 Indiana Corporation, net of deferred
 income taxes                                ---        ---        ---      (87,000)                (87,000)

Balance September 30, 1997              $1,829,000 $5,199,000   ($7,000)$27,140,000  $1,951,000 $32,210,000



See accompanying Notes to Consolidated Financial Statements

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